Exhibit 99.1

PR Contact:	Reader Contact:
Steve Gabriel	Doug Miller
Porter Novelli	Synplicity, Inc.
408/369-1500	408/215-6000
steve.gabriel@porternovelli.com	dmiller@synplicity.com

SYNPLICITY APPOINTS THOMAS WEATHERFORD TO ITS BOARD OF DIRECTORS

Former Business Objects CFO also Joins as Chairman of Synplicity’s Audit Committee

SUNNYVALE, Calif., June 3, 2003 — Synplicity, Inc. (Nasdaq: SYNP), a leading supplier of software for the design and verification of semiconductors, today announced that Thomas Weatherford has been appointed to its board of directors and as chairman of its audit committee. Weatherford, who recently retired as chief financial officer of Business Objects, brings more than 30 years of financial experience in the software, computing and semiconductor industries to the Synplicity® board of directors. Weatherford’s addition will increase the total number of directors on Synplicity’s board to seven with the majority being outside directors.

“Thomas’ contributions and guidance at Business Objects helped it become the world’s leading provider of enterprise business intelligence solutions and created a culture of financial discipline and rigor that was central to their operations and growth in profitability. Thomas brings tremendous financial, strategic and operational talent to our already strong board, including an extensive background in international finance, investor relations, and mergers and acquisitions. His experience, leadership and industry relations will be a tremendous asset to Synplicity and it is an honor to have him join our board of directors,” said Alisa Yaffa, chairman of the board at Synplicity.

Weatherford added, “After close to 33 years in the global high-tech industry, it is a natural career evolution to now focus my efforts at the advisor and board level. Over the past 10 years, Synplicity has established itself as a leader in the EDA industry, and I look forward to working to continue the company’s success and its push into new markets.”

Weatherford recently retired as chief financial officer of Business Objects, where he served from 1997 through 2002. Prior to Business Objects, Weatherford held chief financial officer or other senior financial positions at NETCOM On-Line Communication Services, Logitech, Applied Materials, Texas Instruments, Schlumberger and Tandem Computers. Weatherford currently serves on the board of directors of Ilog S.A. (Nasdaq: ILOG), Peregrine Systems, Inc. (Pink Sheets LLC: PRGNQ) and Saba Software, Inc. (Nasdaq: SABA).

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Thomas Weatherford Joins Synplicity’s Board of Directors	Page 2/2

Weatherford graduated from the University of Houston with a bachelor’s degree in finance.

About Synplicity

Synplicity Inc. (Nasdaq: SYNP) is a leading provider of software products that enable the rapid and effective design and verification of semiconductors used in networking and communications, computer and peripheral, consumer and military/aerospace electronics systems. Recognizing the company’s industry-leading position, since the year 2000 Dataquest has named Synplicity as the #1 provider of PLD synthesis tools, announcing a 54 percent market share in 2001, the last year for which data is available. Synplicity leverages its innovative logic synthesis, physical synthesis and verification software solutions to improve performance and shorten development time for complex programmable logic devices, application specific integrated circuits (ASICs), structured ASICs and system-on-chip (SoC) integrated circuits. The company’s fast, easy-to-use products offer high quality of results, support industry-standard design languages (VHDL and Verilog) and run on popular platforms. As of March 31, 2003, Synplicity employed over 260 people in its 20 facilities worldwide. Synplicity is headquartered in Sunnyvale, Calif. For more information on Synplicity, visit http://www.synplicity.com.

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Synplicity is a registered trademark of Synplicity, Inc. All other brands or products are the trademarks or registered trademarks of their owners.